EXHIBIT 2.5.7

                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into as of the 8th day of January, 1999 (the "Effective Date"), by and among Able Telcom Holding Corp., a Florida corporation (the "Company"), MFS Communications Company, Inc., a Delaware corporation ("MFS"), and WorldCom, Inc., a Georgia corporation ("WorldCom" and, collectively with MFS, "Holder").

                                    RECITALS

A. The Company's common stock, par value $.001 (the "Common Stock") is listed for trading on the Nasdaq National Market System and in connection therewith, is subject to certain rules and regulations promulgated by the Nasdaq Stock Market, Inc., including, among others, the Nasdaq Marketplace Rules.

B. Nasdaq Marketplace Rule 4460(i)(C) ("Rule 4460(i)(C)") provides, among other things, that in connection with the acquisition of stock or assets of another company, if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock or securities, shareholder approval is required.

C. On April 26, 1998, the Company, MFS, WorldCom, and certain other related parties entered into an Agreement and Plan of Merger, as amended on July 2, 1998, and further amended, on September 9, 1998 (collectively the "Merger Agreement"), whereby, among other things, the Company (i) acquired MFS Network Technologies, Inc. ("MFSNT") and (ii) agreed to grant to MFS an option (the "Option") to purchase 2,000,000 shares of the Common Stock, pursuant to which the Option may be exercised by MFS in whole or in part at $7.00 per share.

D. As of April 24, 1998, there were 9,379,824 shares of Common Stock outstanding, of which approximately 1,875,960 shares represented just less than 20% of the Common Stock outstanding prior to the issuance of any securities in connection with the MFSNT acquisition (the "MFSNT Transaction").

E. As of the Effective Date, no Options were exercised by MFS.

F. On or about June 30, 1998, the Company completed an offering of certain of its securities to investors (the "Series B Offering"), the proceeds of which were used in connection with the MFSNT Transaction.

G. The parties to this Agreement wish to modify and replace the terms and conditions of the Option with those set forth in this Agreement, in conformity with Rule 4460(i)(C).

         NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. RECITALS. The above recitals are true, complete and are herein incorporated by reference.

2. MODIFICATION TO THE GRANT OF THE OPTION. Unless and until such time as shareholder approval is obtained by the Company (if ever) pursuant to Rule 4460(i)(C) to approve the issuance of 20% or more of the Common Stock in connection with the MFSNT Transaction (taking into account the issuances pursuant to the Series B Offering and the Options) (the "Approval Date"), the Option shall be modified to a stock appreciation rights award (the "SAR") on the following terms:

         a. GRANT OF SARS. Each SAR shall represent the right to participate in an increase in the value of one (1) share of Common Stock and all of the SARs in the aggregate shall represent the right to participate in an increase in the value of an aggregate of two million (2,000,000) shares of Common Stock (the "Aggregate Base Common Stock"). Holder shall be entitled to receive, for each SAR exercised, an amount equal to the excess (the "Appreciation Amount"), payable as set forth in Section 2.e.iii. hereof, of the "Fair Market Value", as hereinafter defined, of the Common Stock as of the applicable exercise date (as provided in Section 2.e.ii hereof) over $7.00 (the "Strike Price") during the exercise period, as described in Section 2.b below. For purposes of this Agreement, "Fair Market Value" shall mean the average on the last three (3) trading days immediately preceding the applicable exercise date of (i) the last closing bid price for the Common Stock on the Nasdaq National Market ("NASDAQ"), as reported by Bloomberg Financial Markets or its successors ("Bloomberg") or,
(ii) if NASDAQ is not the principal trading market for the Common Stock, the last closing bid price of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or (iii) if the foregoing do not apply, the last closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock reported by Bloomberg, or (iv) if no closing bid price is reported for the Common Stock by Bloomberg, the last closing trade price of the Common Stock by Bloomberg, or (v) if no closing bid price is reported for the Common Stock by Bloomberg, the average of the bid prices of any market makers for the Common Stock as reported in the "pink sheets" by the National Quotation Bureau, Inc.

         b. EXERCISE PERIOD. The SARs shall be exercisable, in whole or in part, at the times and in the manner specified by Section 2.e. below commencing on the earlier of: (i) one (1) business day after the date upon which the potential issuance of Common Stock under this Agreement is voted upon by the shareholders of the Company and (ii) May 1, 1999 (the "Commencement Date"), and ending on January 2, 2002 (the "Termination Date"). All rights with respect to any unexercised SARs shall expire, and these SARs shall become null and void, at 5:00 on the Termination Date.

         c. CERTAIN ADJUSTMENTS.

                  i. In the event of any change in the capital structure or business of the Company by reason of any stock dividend or extraordinary dividend, stock split or reverse stock split, recapitalization, or reclassification of its capital stock, or any similar change affecting the Company's capital structure and the Company determines an adjustment is appropriate under this Section 2, then the number of shares constituting the Aggregate Base Common Stock and the Strike Price shall be appropriately adjusted consistent with such change.

                  ii. In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of all or substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets (all of the foregoing being referred to as "Acquisition Events"), then the Company may, in its sole discretion, terminate all outstanding SARs, effective as of the date of the Acquisition Event, by delivering notice of termination to Holder at least thirty
(30) days prior to the date of consummation of the Acquisition Event; provided, that during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, Holder shall have the right to exercise in full, subject to the limitations in Section 2.a., all of the SARs that are then outstanding as of the date immediately preceding the date of the Acquisition Event but contingent on the occurrence of the Acquisition Event, and further provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void.

         d. PRIVILEGE OF STOCK OWNERSHIP. Holder shall not be deemed to be the holder of, or to have any of the rights of a holder of Common Stock with respect to, any SARs.

         e. MANNER OF EXERCISING SARS.

                  i. The SARs may be exercised in whole or in part after the Commencement Date, only by written notice signed by Holder and mailed or delivered to the President or Secretary of the Company at its principal office, which notice shall: (i) specify the number of SARs which are being exercised;
(ii) the federal identification number of Holder (or transferee); (iii) if an SAR is being exercised by any party or parties other than Holder, be accompanied by proof satisfactory to the Company and its counsel, that such party or parties have the right to exercise the SAR, and (iv) such other documentation and representations as may be reasonably requested by the Company in connection with such exercise (an "SAR Exercise Notice"). Once exercised a particular SAR may not be further exercised.

                  ii. An SAR shall be deemed to have been exercised with respect to the SARs specified in said notice at the time of timely receipt by the Company of an SAR Exercise Notice as specified in Section 2.e.i. above.

                  iii. The Appreciation Amount shall be paid in cash or other immediately available funds within fifteen (15) days of receipt of an SAR Exercise Notice; provided, however, that to the extent that the Company would be required to pay in excess of $10 million in any twelve (12) month period as a result of any exercise(s) of the SARs, then the amount of such excess shall be represented by a promissory note with quarterly payments amortized ratably over a period of six (6) months and bearing interest at ten percent (10%) per annum.

3. EFFECT ON SAR UPON SHAREHOLDER APPROVAL. In the event that shareholder approval is obtained to issue shares of common stock in connection with the MFSNT Transaction in accordance with Rule 4460(i)(C) then, after the Approval Date the provisions of Section 2 hereof (other than defined terms used herein from such Section) shall be void and of no further force or effect and any unexercised SARs shall revert back to Options on the following terms:

         a. GRANT OF THE OPTIONS. Subject to and upon the terms and conditions set forth in this Agreement, Holder shall have the right to purchase an aggregate of two million (2,000,000) shares of Common Stock (the "Option Shares") (less any number of SARs that Holder exercised pursuant to Section 2 hereof, if any) at $7.00 per share (the "Exercise Price") during the exercise period, as described in Section 3.b. below.

         b. EXERCISE PERIOD. The Options shall be exercisable, in whole or in part, at the times and in the manner specified by Section 3.e.i. below commencing on the Approval Date and ending on Termination Date. All rights with respect to any unexercised Option Shares shall expire, and the Option shall become null and void at 5:00 on the Termination Date.

         c. CERTAIN ADJUSTMENTS.

            i. In the event of any change in the capital structure or business of the Company by reason of any stock dividend or extraordinary dividend, stock split or reverse stock split, recapitalization or reclassification of its capital stock, any sale or transfer of all or substantially all of the Company's assets or business, or any similar change affecting the Company's capital structure and the Company determines an adjustment is appropriate under this Agreement, then the aggregate number of shares which thereafter may be issued and the Exercise Price of such shares pursuant to this Section 3 shall be appropriately adjusted consistent with such change.

            ii. In the event of a merger or consolidation or similar event in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of all or substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert (an "Acquisition Event"), then the Holder shall thereafter upon exercise of an Option be entitled to receive the number of shares of capital stock or other securities or property of the successor corporation resulting from such Acquisition Event to which the Common Stock of the Company, deliverable upon the exercise of this Option, would have been entitled upon such Acquisition Event if this Option had been exercised immediately prior to such Acquisition Event. In any such case, appropriate adjustment (as reasonably determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth in this Option with respect to the rights and interests thereafter of the Holder such that the provisions set forth in this Option (including those relating to adjustments of the Exercise Price and the number of shares issuable upon the exercise of this Option) shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise hereof as if this Option had been exercised immediately prior to such

Acquisition Event and the Holder hereof had carried out the terms of the exchange as provided for by such Acquisition Event.

         d. PRIVILEGE OF STOCK OWNERSHIP. Holder shall not be deemed to be the holder of, or to have any of the rights of a holder of Common Stock with respect to, any Option Shares.

         e. MANNER OF EXERCISING OPTIONS.

            i. The Option may be exercised in whole or in part, only by written notice signed by Holder and mailed or delivered to the President or Secretary of the Company at its principal office, which notice shall: (i) specify the number of Options which are being exercised; (ii) the federal identification number of Holder (or transferee); (iii) if the Option is being exercised by any party or parties other than Holder, be accompanied by proof satisfactory to the Company and its counsel, that such party or parties have the right to exercise the Option; and (iv) be accompanied by payment in full of the applicable Exercise Price in cash or other immediately available funds. Prior to issuance of any Option Shares, however, Holder shall execute and deliver such other documentation and representations as may be reasonably requested by the Company in connection with such exercise, including for purposes of applicable state and federal securities laws.

            ii. This Option shall be deemed to have been exercised with respect to the Option Shares specified in said notice at the time of timely receipt by the Company of: (i) the notice specified in Section 3.e.i. hereof; (ii) any other documentation or representation reasonably required by the Company pursuant to Section 3.e.i. hereof; and (iii) the payment required in Section 3.e.i. hereof.

            iii. Unless a Registration Statement with respect to the Option Shares is effective at the time of issuance, the certificates representing the Option Shares issued or to be issued hereunder shall be stamped or otherwise imprinted with legends substantially in the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR AN INVESTMENT AND NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPTION OF COUNSEL ACCEPTABLE TO COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH LAWS.

            iv. Upon satisfaction of the provisions of Section 3.e.ii., the Company shall have up to five (5) days to issue to Holder stock certificates representing the Option Shares so exercised.

         f. REGISTRATION RIGHTS. The Company will, on or before June 30, 1999, file with the Securities and Exchange Commission ("SEC") a registration statement to register on a "shelf" basis the resale by Holder of any Option Shares purchased by it pursuant to the Option until they could be sold by Holder on an unrestricted basis under Rule 144 without regard to volume limitations (the "Registration Term"). The Company will use its best efforts to have such registration statement declared effective by the SEC as promptly as possible and to maintain the effectiveness of such registration statement throughout the Registration Term.

4. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, except by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

5. TRANSFERS. The SARs or Options, as the case may be, may not be transferred other than to an affiliate of Holder without the Company's prior written consent.

6. FURTHER ASSURANCES. The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

7. BINDING EFFECT. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

8. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

9. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other agreements, negotiations, understandings and representations (if any) made by and among such parties, including without limitation, the terms of the Option as described in the Merger Agreement.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                       THE COMPANY:

                                       ABLE TELCOM HOLDING CORP.

                                       By: /s/ BILLY V. RAY, JR.
                                           -----------------------------------
                                       Name: BILLY V. RAY, JR.
                                             ---------------------------------
                                       Its: CEO and PRESIDENT
                                            ----------------------------------

                                       MFS:

                                       MFS COMMUNICATIONS COMPANY, INC.

                                       By: /s/ DAVID E. MEYERS
                                           -----------------------------------
                                       Name: DAVID E. MEYERS
                                             ---------------------------------
                                       Its: VP and CONTROLLER
                                            ----------------------------------

                                       WORLDCOM:

                                       WORLDCOM NETWORK SERVICES, INC.

                                       By: /s/ DAVID E. MEYERS
                                           -----------------------------------
                                       Name: DAVID E. MEYERS
                                             ---------------------------------
                                       Its: VP and CONTROLLER
                                            ----------------------------------